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                                                                     EXHIBIT 3.7

               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                           GMAC MORTGAGE CORPORATION

1.    The name of the corporation is:

            GMAC MORTGAGE CORPORATION

2. The corporation was incorporated on May 16, 1968 under the Business Corporation Law, Act of May 5, 1933, C.P.L 364.

3. The name of its commercial registered office provider is c/o CT Corporation System and the county of venue is Montgomery County.

4.    The purpose or purposes of the corporation are as follows:

            To engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania, as amended, including but not limited to the provision of financial services, secured and unsecured lending, and acquiring, owning, using and disposing of real property of any nature whatsoever.

5.    The term of its existence is perpetual.

6. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock of the par value of $250.00 per share.